Exhibit 99.1

GPS Industries Appoints New Chairman, CEO and COO

VANCOUVER, British Columbia (November 30th, 2007) - GPS Industries, Inc. (GPSI) (OTC BB: GPSN.OB), the world’s leading provider of WiFi-enabled golf management systems, announced today that Douglas J. Wood, an existing member of the Board of Directors, has accepted the position of Chairman and CEO.

Wood, a major investor in GPSI and member of the Board since 2002, will help the company manage its growth and attract additional talent and resources that will create an operating platform for sustained growth.

As former Chairman of Astro Instrumentation LLC, Wood was instrumental in signing a long-term agreement with GPSI in 2002 whereby Astro provided comprehensive manufacturing and support services for the company.

“I have long held the view that GPSI has established the highest standards in our industry and in my new capacity I look forward to executing the company’s long term strategic plan.” said Wood.

In addition, GPSI has appointed Roger Paradis as Interim Chief Operating Officer. Having held positions as CEO of Programmer’s Paradise (previously NASDAQ:PROG and now a subsidiary of Wayside Technology Group, Inc., NASDAQ: WSTG) and also CEO of Passkey International, Inc, he brings a wealth of experience to GPSI. During the past five years Paradis has been Managing Director at Carl Marks Advisory Group, a leading management consulting firm.

“I am very pleased to join the GPSI team and I look forward to working with current management to meet the company’s needs as it continues to grow,” Paradis said. “GPSI has established itself as the industry leader with its proprietary and patented platform and superior technology and is well positioned to serve as a consolidator in the industry.”

“We have full confidence Roger is the right person to help us integrate the companies we have acquired and create an operating platform for GPSI,” Wood said. “We brought Joe Miller onboard as Chief Financial Officer four months ago, and Roger’s appointment is a perfect complement.”

GPSI founder Robert Silzer, Sr. will continue to be employed by the company and will serve in the capacity of Special Advisor to the CEO.

“As GPSI moves away from being an entrepreneurial business to an organization focused on operational excellence and steady organic growth, the time is right for me to step out of my current role and appoint people with more operational experience,” Silzer said. “I am excited to work with the new management team on specific concepts that play to my strengths.”

About GPS Industries (GPSI)

GPS Industries, Inc. (OTCBB: GPSN) is a global media and technology solutions provider. In the golf industry, the Company’s Inforemer® GPS Management System features an integrated WiFi communications network, a comprehensive suite of management tools, and award-winning cart-mounted display units. These display units deliver an enriched playing experience for golfers. The Company owns key patents for many important GPS and Differential GPS (DGPS) applications in fifteen countries worldwide, including the United States, Australia, Great Britain and Japan. For additional information, please visit: www.gpsindustries.com

Forward-Looking Statements

Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company’s actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s ability to generate revenues and other factors as described in the Company’s literature and filings with the Securities and Exchange Commission.

Media Contacts:

Teddie Edmundson
(604) 576-7442
teddie@gpsindustries.com

Investor Relations Contacts

Ryan Gray
Investor Relations
(310) 276-6743
ryan@gpsindustries.com